Exhibit 23.2.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 27, 2004, except for Schedule I, as to which the date is March 11, 2005, accompanying the consolidated financial statements and schedules of Countrywide Financial Corporation and Subsidiaries appearing in the 2005 Annual Report of the Company on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement and Prospectus on Form S-3 (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Los Angeles, California
October 27, 2006